THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), THE ISRAELI SECURITIES LAW OF 1968 (THE “SECURITIES LAW”) OR APPLICABLE STATE SECURITIES LAWS. IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, THE SECURITUES LAW AND SUCH STATE LAWS, THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT, THE SECURITIES LAW AND SUCH STATE LAWS.

To: [____________________]
(the "Holder")	Date: (the “Grant Date”)

WARRANT

to purchase up to an aggregate of ________ Ordinary Shares (subject to adjustment as provided below) of

Rosetta Genomics Ltd.

at a per share price of $             .

This is to certify that the Holder is entitled, subject to the terms and conditions set forth herein to subscribe and purchase from Rosetta Genomics Ltd. (the “Company”) ________ Ordinary Shares of nominal value NIS 0.01 per share (the "Warrant Shares"), of the Company at an exercise price of $              per share (the "Exercise Price"), during the period from the date hereof until the the Termination Date (as such term is hereinafter defined).

1.	Period of Exercisability

1.1	Commencement of Exercisability.

Subject to Sections 1.2 and 1.3 hereof, the Warrants shall become vested and exercisable in such amounts and at such times as follows:

•	one-quarter (¼) of the Warrant Shares shall vest on the first anniversary of the Grant Date.

•	Thereafter, an additional one-twelfth (1/12) of the remaining unvested Warrant Shares, shall vest every three months following the first anniversary of the Grant Date.

No portion of the Warrants which has not become vested and exercisable at the date of the Holder's Termination of Service, shall thereafter become vested and exercisable.

Termination of Services shall mean the time when the engagement of the Holder as a services provider to the Company or an affiliate thereof is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death or retirement, but excluding terminations where there is a simultaneous employment or continuing employment of the Holder by the Company or any affiliate thereof.

1.2	Duration of Exercisability. The installments provided for in the vesting schedule set forth above are cumulative. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth above shall remain vested and exercisable until it becomes unexercisable under Section 1.3 hereof.

1.3	Expiration of Warrant. The Warrants may not be exercised to any extent by anyone after the first to occur of the following events (each one of them constituing as a “Termination Date”):
(a)	The expiration of ten years from the Grant Date;
(b)	The expiration of three months from the date of the Holder’s Termination of Services, unless such termination occurs by reason of the Holder’s death or disability; or
(C)	The expiration of one year from the date of the Holder’s Termination of Services by reason of the Holder’s death or disability.

2.	Exercise of Warrant

2.1	Exercise for Cash. This Warrant shall be exercised by presentation and surrender hereof to the Company at the principal office of the Company, accompanied by (i) a written notice of exercise and (ii) payment to the Company, for the account of the Company, of the Exercise Price for the number of Warrant Shares specified in such notice. The Exercise Price for the number of Warrant Shares specified in the notice shall be payable in immediately available funds.

2.2	Cashless Exercise. If at the time of exercise (i) there is no effective registration statement registering the Warrant Shares or (ii) the Warrant Shares are not registered for resale by the Holder pursuant to an effective registration statement, then in lieu of payment of the Exercise Price as set forth above in Section 2.1, this Warrant may also be exercised by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing the product of [(A-B) (X)] by (A), where:

(A) =	the Fair Market Value of an Ordinary Share on the Trading Day immediately preceding the date of receipt by the Company of the written notice of election;

(B) =	the Exercise Price of this Warrant, as adjusted; and

(X) =	the number of Warrant Shares issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise or, if only a portion of this Warrant is being exercised, the portion of this Warrant being canceled.

For purposes of this Section 2.2, “Fair Market Value” of an Ordinary Share on any Trading Day shall be deemed to be:

(i)	if the Ordinary Shares are listed on a national securities exchange or traded in the over-the-counter market, and sales prices are regularly reported, the closing or last sale price of the Ordinary Shares for such Trading Day; and

(ii)	if the Ordinary Shares are not traded on a national securities exchange but are traded on the over-the-counter market, if sales prices are not regularly reported, and if bid and asked prices are regularly reported, the mean between the bid and the asked price at the close of trading in the over-the-counter market for such Trading Day.

(iii)	if clauses (i) and (ii) above are not applicable, the Board of Directors of the Company shall determine Fair Market Value in its reasonable good faith judgment

For purposes of this Section 2.2, “Trading Day” shall mean a day on which the principal national securities exchange on which the Ordinary Shares are listed or admitted to trading is open for the transaction of business or, if such security is not listed or admitted to trading on any national securities exchange, but is traded on the over-the-counter market, a day on which such over-the-counter market is open for the transaction of business.

Upon exercise of this Warrant or any part thereof by “cashless exercise”, the nominal value of any Warrant Shares issued upon such exercise will be capitalized, credited and deemed paid from the Company's profits, share premium account, or any other source available for such purposes in accordance with Israeli Companies Law, provided however that in the event that there are not sufficient sources available for such purposes, the Holder shall pay the Company the nominal value of the Warrants Shares issued pursuant to such exercise.

2.3	Partial Exercise, Etc. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the balance of the shares purchasable hereunder.

2.4	Issuance of the Warrant Shares. Upon presentation of the notice of exercise, surrender of this Warrant, and, if applicable, payment of the Exercise Price pursuant to Section 2.1, the Company shall issue promptly to the Holder the shares to which the Holder is entitled thereto. Upon receipt by the Company of the notice of exercise (and the Exercise Price, if applicable), the Holder shall be deemed to be the Holder of the shares issuable upon such exercise. The Company shall pay all taxes and other charges that may be payable in connection with the issuance of this Warrant and/or any shares hereunder and the preparation and delivery of share certificates pursuant hereto, but shall not pay any taxes payable by the Holder by virtue of the holding, issuance, exercise or sale of this Warrant or the Warrant Shares by the Holder.

3.	Reservation of Shares; Preservation of Rights of Holder

The Company hereby agrees that it will maintain and reserve, free from preemptive rights, such number of authorized but unissued Ordinary Shares so that this Warrant may be exercised without additional authorization of Ordinary Shares after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of the Company. The Company further agrees that it will not, by articles of association amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company, or the provisions contained in the Company's Articles of Association relating to the rights of the holders of the Warrant Shares.

4.	Exchange or Loss of Warrant

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the Warrant so lost, stolen destroyed or mutilated shall be at any time enforceable by anyone.

5.	Adjustment

The number and kind of securities purchasable initially upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

5.1	Adjustment for Shares Splits and Combinations. If the Company at any time or from time to time effects a subdivision of the type of securities constituting the Warrant Shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately before the subdivision shall be proportionately increased, and conversely, if the Company at any time or from time to time combines the type of securities constituting the Warrant Shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately before the combination shall be proportionately decreased. Any adjustment under this Section 5.1 shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.2	Adjustment for Reclassification, Exchange and Substitution. If the type of securities constituting the Warrant Shares issuable upon the exercise of this Warrant are changed into the same or a different number of shares of any class or classes of shares, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or shares dividend or a reorganization, merger, consolidation or sale of assets), then and in any such event the Holder shall have the right thereafter to exercise this Warrant into the kind and amount of shares and other securities receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of Ordinary Shares for which this Warrant might have been exercised immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein and under the Company’s Articles of Association.

5.3	Reorganization. If at any time from time to time there is a capital reorganization of the Ordinary Shares (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the number of shares or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale.

5.4	Adjustment of Warrant Price. Upon each adjustment in the number of Warrant Shares purchasable hereunder, the Warrant Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of Warrant Shares purchasable hereunder shall be adjusted.

6.	Notice

Whenever the number of Warrant Shares for which this Warrant is exercisable is adjusted as provided in Section 5 hereof, the Company shall promptly compute such adjustment and mail to the Holder a certificate, signed by a principal financial officer of the Company, setting forth the number of Warrant Shares for which this Warrant is exercisable and the Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment has or will become effective.

7.	Rights of the Holder

The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company. The Holder irrevocably undertakes that it will not have and will not exercise any voting rights in respect of any of the Warrant Shares.

8.	Representation by Holder

The Holder hereby represents and warrants to the Company that (A) at the time this Warrant was granted and at any time on which it exercises the Warrant it is not and will not be (i) in Israel or an Israeli citizen, corporation or resident, or controlled by an Israeli citizen, corporation or resident or (ii) related to any officer or director of the Company; (B) it is not required to be registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934; (C) at the time this Warrant was granted it did not hold 5% or more of the Company's issued share capital or of the voting rights in the Company and without derogating in any way from the above and subject to applicable law, in the event that, upon the issuance of the Warrant Shares, or any part thereof, to the Holder, the Holder holds 5% or more of the Company's issued share capital or of the voting rights in the Company, then, upon such issuance, the Holder shall deliver to the Company an executed copy of an Undertaking towards the OCS substantially in the form attached hereto as Annex A or in any other form required by the OCS; and (D) the Holder acknowledges that it has been provided by the Company with copies of the Company’s Annual Report on Form 20-F for the year ended December 31, 2011 and the Company’s Reports on Form 6-K as filed on April 4, 2011, April 12, 2011 and May 3, 2011.

9.	Successors and Assigns.

Except as otherwise expressly limited herein, this Warrant shall be binding upon and inure to the benefit of and be enforceable by the Holder and its respective successors and assigns. None of the specific rights, privileges, or obligations set forth in, arising under, or created by this Warrant may be assigned or transferred by the Holder without the prior consent in writing of the Company.

10.	Notices

Any notice or other communication hereunder shall be in writing and shall be deemed to have been given upon delivery, if personally delivered or seven (7) business days after deposit if deposited in the mail for mailing by certified air mail, postage prepaid, and addressed as follows:

If to the Holder:	_______________ _______________ _______________ _______________

If to Company:	Rosetta Genomics Ltd.

10 Plaut St.

Rehovot, Israel 76706

Attn: Tami Fishman Jutkowitz

General Counsel

Fax: +972-73-222-0701

Each of the above addressees may change its address for purposes of this paragraph by giving to the other addressees notice of such new address in conformance with this paragraph.

11.	Governing Law

This Warrant shall be governed by, and interpreted in accordance with, the laws of the State of New York, without giving effect to the rules respecting conflict of law.

12.	Entire Agreement

This Warrant constitutes the entire agreement between the parties hereto with regard to the subject matters hereof, and supersedes any prior communications, agreements and/or understandings between the parties hereto with regard to the subject matters hereof.

13.	Fractional shares

No fractional shares shall be issued upon exercise of the Warrant and the number of Warrant Shares to be issued shall be rounded to the nearest whole share.

DATED: _______________

Rosetta Genomics Ltd..

By:________________________	By:________________________

Name: _____________________	Name:_____________________

Title: ______________________	Title:_______________________

The Holder

By:________________________

Name:_____________________

Title:_______________________

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